UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2014

APOLLO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25809	46-3837784
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

700 N. Brand Blvd., Suite 220, Glendale, CA 91203

(Address of principal executive offices) (zip code)

(818) 396-8050

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 15, 2015, Apollo Medical Holdings, Inc. (the “Company”) entered into a Consulting and Representation Agreement (the “Consulting Agreement”) with Flacane Advisors, Inc. (the “Consultant”), which is effective on January 15, 2015, and remains in effect until March 31, 2015 and will carryover to December 31, 2015 unless it is replaced by a new agreement. Under the Consulting Agreement, the Consultant is paid $25,000 per month and is also eligible to receive options to purchase shares of the Company’s common stock as determined by the Board. The Consultant provides business and strategic services and makes Gary Augusta available as the Company’s Executive Chairman of the Board. Mr. Augusta is an existing director of the Company and subject to a Board of Directors Agreement with the Company dated March 7, 2012.

A copy of the Consulting Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Consulting Agreement.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mark A. Meyers confirmed on November 1, 2014 that he had resigned as the Company’s Chief Strategy Officer and was no longer a named executive officer of the Company. In addition, Mr. Meyers confirmed on November 1, 2014 that the Consulting Agreement between Mr. Meyers and the Company, dated as of October 8, 2012, had been terminated. Mr. Meyers remains a member of the Company’s Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Consulting and Representation Agreement between Flacane Advisors, Inc. and Apollo Medical Holdings, Inc. dated as of January 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: January 21, 2015	By:	/s/ Warren Hosseinion
Name: Warren Hosseinion
Title: Chief Executive Officer